Exhibit 99.1

May 9, 2017
For Immediate Release

Contacts:
Brett Caines | CFO
Investor Relations
910-796-1645

Micah Davis | Marketing Director
Media Relations
910-550-2255

First Data
Liidia Liuksila
Media Relations
212-515-0174

Live Oak Bancshares and First Data Announce New Digital Banking Joint Venture

NEW YORK & WILMINGTON, NC - MAY 9, 2017 - First Data (NYSE: FDC), a global leader in commerce-enabling technology and Live Oak Bancshares, Inc. (“Live Oak”) (Nasdaq: LOB) parent company to national online lender Live Oak Banking Company and to Live Oak Ventures, today announced a new joint venture to accelerate the growth of next generation digital banking services.

As part of the agreement, First Data and Live Oak will contribute their digital banking platforms, products, and services to the new company, yet to be named. First Data will own 50 percent of the joint venture and Live Oak will own 50 percent.

The deal is expected to close in the third quarter.

About First Data
First Data (NYSE: FDC) is a global leader in commerce-enabling technology and solutions, serving approximately six million business locations and 4,000 financial institutions in more than 100 countries around the world. The company’s 24,000 owner-associates are dedicated to helping companies, from start-ups to the world’s largest corporations, conduct commerce every day by securing and processing more than 2,800 transactions per second and $2.2 trillion per year.

About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company, a national online platform for small business lending.